UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

IDLE MEDIA, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-2818699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

216 S. Centre Avenue, Leesport, PA	19533
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number:                                                                (484) 671-2241

Copies of Communications to:
Stoecklein Law Group, LLP.
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:  Common Stock, $0.001 par value

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "small reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects.  These statements include, among other things, statements regarding:

o	our ability to diversify our operations;

o	our ability to implement our business plan;

o	our ability to attract key personnel;

o	our ability to operate profitably;

o	our ability to efficiently and effectively finance our operations;

o	inability to achieve future sales levels or other operating results;

o	inability to raise additional financing for working capital;

o	inability to efficiently manage our operations;

o	the inability of management to effectively implement our strategies and business plans;

o	the unavailability of funds for capital expenditures and/or general working capital;

o
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

o	deterioration in general or regional economic conditions;

o	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we”, “our”, “us”, “Idle”, “IDLM”, “the Company”, and similar terms refer to Idle Media, Inc. and its subsidiaries and variable interest entity in which we are the primary beneficiary, unless the context indicates otherwise.

ITEM 1.                      BUSINESS

Business Development and Summary

Idle Media, Inc. (the “Company”) was incorporated on April 25, 2008 in the State of Nevada originally under the name National Golf Emporium, Inc. On February 23, 2010, the Company changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, we entered into a Stock Exchange Agreement (the “Exchange Agreement”) with Idle Media, LLC, a Pennsylvania Limited Liability Company, pursuant to which we would acquire 1,000 membership units, constituting 100% of the issued and outstanding membership units of DatPiff, LLC, a Pennsylvania corporation. On May 19, 2010, we completed the acquisition of the 1,000 membership units of DatPiff, LLC in consideration for the issuance of 40,000,000 restricted shares of our common stock pursuant to the Exchange Agreement.

In connection with the Exchange Agreement, Bryan Sawarynski, our Principal Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding shares of our common stock, agreed to cancel his ownership of 63,000,000 shares of our common stock (“Cancellation”).  Subsequent to the Cancellation, Mr. Sawarynski held 6,000,000 shares of our common stock.

The Exchange Agreement resulted in a change in control of the Company, with Idle Media, LLC owning 40,000,000 shares of our common stock, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation.  Also, Marcus Frasier and Kyle Reilly were elected directors of the Company and appointed as our executive officers.  As a result of the Exchange Agreement, (i) Datpiff, LLC became our wholly-owned subsidiary and (ii) we succeeded to the business of Datpiff, LLC as our sole business.

Our goals are to internally develop and operate websites and mobile applications that fit the needs of a specific user-base or audience and from which we feel we can derive revenue.

Revenue Sources

We currently maintain and derive revenue from a network of websites and mobile applications.  While our mobile applications do derive revenue, their primary goal is to keep the presence of our websites with our audience while on the go and to keep us on the cutting edge with our offerings.  We also maintain a network of web-based games and applications that derive revenue by means of micro transactions (virtual currency) for in-game items and advancement.

We currently have 2 revenue streams, advertising and subscriptions.

Advertising Revenues:  we earn revenue when an advertiser purchases advertising space within our website and “impressions” are delivered.  An “impression” is delivered when an advertisement appears on our website or mobile application and is viewed by users.

Subscriptions Revenues: some of our websites generate revenue by offering premium subscriptions or virtual currency in exchange for a subscription cost.

Websites and Mobile Applications

Idle Media, Inc. maintains several websites focusing on music, music videos and games. Our most notable sites are below with a brief description:

DatPiff.com
Hip-hop Mixtape website.  Artists, DJs and Labels can upload their mixtapes.  The Company provides free hosting on a great platform and derives revenue from third party advertising and music subscriptions.  The Company has mobile applications on the major mobile platforms and derives some revenue from them, but their primary purpose is to keep its brand with users on the go.

HipHopEarly.com
HipHopEarly revenue is derived solely from advertising.

Clipcartel.com
Urban video site featuring music videos, artist interviews, funny urban videos and more, updated daily.  The company has mobile applications available on Nook, BlackBerry, Android, and GooglePlay.

Prisonblock.com
We derive revenue from in-game payments (no advertising).  Users can buy virtual currency and upgrade their accounts to gain advantages in the game.

Mafiablock.com
We derive revenue from in-game payments (no advertising).  Users can buy virtual currency and upgrade their accounts to gain advantages in the game.

Backyardbuddies.com
Backyard buddies is an online game that derives revenue from facebook credits.

Down on the Farm Mobile Application
Down on the farm is an educational game for kids and is available as a mobile application on iPad, Nook, Android, and BlackBerry.

Areas of Growth

We plan to continue development of our current sites and our portfolio of unpublished sites we have acquired in both music and gaming or acquire other websites in the online gaming, music, and mobile markets.

Intellectual Property

We recently completed copyright registration of Datpiff  and are evaluating registering other software applications, methods, or other ideas. We further believe that some of our computer code may have common law copyright protection.  In addition, the content of our video production is subject to common law copyright protection.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as we deem necessary.  These agreements and policies are intended to protect our intellectual property, but we cannot ensure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or adverse infringement claims. We cannot prevent piracy of our methods and features, and we cannot determine the extent to which our methods and features are being pirated. Further, the laws of some foreign countries do not protect our proprietary rights as well as the laws of the United States.

Competition

The Internet advertising and online markets in which our brand operates is rapidly evolving and intensely competitive, and we expect competition to intensify in the future.  We expect competition to increase because of the business opportunities presented by the growth of Internet and e-commerce.  Competition may also intensify as a result of industry consolidation and a lack of substantial barriers to entry in our market.

Competitive parameters include the range of our product offerings, the performance and quality of our products and services, the reliability of our infrastructure, our expertise and experience in streaming media technology, our scalability and capacity, ease of use, the price of our services, and the level of customer support.

The market for our services is highly competitive.  The sector that we operate in is evolving and growing rapidly, and companies are continually introducing new products and services.  In many cases, competitors may have longer operating histories, more customers, greater financial strength, more name recognition, and larger technical staffs. These competitors may be able to attract customers more easily because of their financial resources and, awareness in the market and free subscriptions because of advertising revenue. Our larger competitors can also devote substantially more resources to business development and may adopt more aggressive pricing policies.

Infrastructure, Operations, and Technology

We maintain a network of servers mated with various technologies (including CDNs) to host and deliver content to our end users.

Dependence on One or a Few Major Customers

For the years ended September 30, 2011 and 2010, two customers accounted for approximately 48% of sales and five customers accounted for approximately 75% of the sales, respectively.  As of September 30, 2011 and 2010, four customers accounted for 76% of the accounts receivable balance and four customers accounted for 80% of the accounts receivable balance, respectively.  Revenues and earnings can fluctuate from period to period, based upon both factors outside of our control and the level of our sales and marketing efforts.  Although our customers are expected to vary from period to period, we anticipate that our results of operations in any given period will depend to a significant extent upon revenues from a small number of customers.  We have no long-term or guaranteed contracts in place with any customers and there can be no assurance that our major customers will continue to engage our services, or that we will be able to replace revenues from such customers with revenues from other customers.  The loss of, or a significant reduction in revenues from, any of our major customers could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

Like many companies, we are subject to existing and potential government regulation. There are, however, comparatively few laws or regulations specifically applicable to Internet businesses. Accordingly, the application of existing laws to Internet businesses, including ours, is unclear in many instances. There remains significant legal uncertainty in a variety of areas, including, but not limited to: user privacy, the positioning of sponsored listings on search results pages, defamation, taxation, the provision of paid-search advertising to online gaming sites, the legality of sweepstakes, promotions and gaming sites generally, and the regulation of content in various jurisdictions.

Compliance with federal laws relating to the Internet and Internet businesses may impose upon us significant costs and risks, or may subject us to liability if we do not successfully comply with their requirements, whether intentionally or unintentionally. Specific federal laws that impact our business include The Digital Millennium Copyright Act of 1998, The Communications Decency Act of 1996, The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations), The Protect Our Children Act of 2008, and The Electronic Communications Privacy Act of 1986, among others. For example, the Digital Millennium Copyright Act, which is in part intended to reduce the liability of online service providers for listing or linking to third party websites that include materials that infringe on the rights of others, was adopted by Congress in 1998. If we violate the Digital Millennium Copyright Act we could be exposed to costly and time-consuming copyright litigation.

There are a growing number of legislative proposals before Congress and various state legislatures regarding privacy issues related to the Internet generally. We are unable to determine if and when such legislation may be adopted. If certain proposals were to be adopted, our business could be harmed by increased expenses or lost revenue opportunities, and other unforeseen ways.

Employees

As of March 31, 2012, we had a staff of 14 full-time employees, three of whom are officers of the Company.  As of the date of this filing, we have a staff of 14.  We have employment agreements with some of our staff. None of our employees are represented by a labor union, and we consider our employee relations to be excellent.

ITEM 1A.                      RISK FACTORS

RISKS RELATED TO OUR BUSINESS

Failure by us to respond to changes in consumer preferences could result in lack of sales revenues and may force us out of business.

Our websites and online properties exist in an industry subject to:

• rapid technological change;
• the proliferation of new and changing media and games;
• frequent new product introductions and updates; and
• changes in customer demands.

Any of the above changes that we fail to anticipate could reduce the demand for our games and online properties, as well as any future products we may introduce in the future. Failure to anticipate and respond to changes in consumer preferences and demands could lead to, among other things, customer dissatisfaction, failure to attract demand for our products and lower profit margins.

A decline in the popularity of our websites and other online properties will negatively impact our business.

Our primary source of revenues is from advertising on our websites. These revenues are dependent upon our ability to attract new users and, as well as existing user activity on our sites, among other things. If we are unable to maintain or extend web traffic to, and use of, our sites, our advertising revenues may be adversely affected.

The success of our paid premium subscription service depends upon our ability to add new subscribers and retain existing subscribers.

We cannot assure you that we will be able to attract new subscribers or that existing subscribers will continue to subscribe. Users of our free services may choose not to become paid subscribers, and paid subscribers may decide to cancel their subscriptions, for many reasons including a perception that they do not use the services enough to justify the expense or that the service does not provide enough value or availability of content relative to our competition. In addition, any reduction in our current level of marketing and advertising expenditures may result in a reduction in the number of new trial and paid subscribers.

Subscription services such as ours are characterized by higher than normal churn rates. Existing paid subscribers may cancel their subscriptions to our service for many reasons, including those described above in this risk factor. We cannot guarantee that we will be able to maintain or further reduce subscriber cancellation levels. If we are unable to add new paid subscribers and retain customers we may be unable to maintain a profitable business model.

Intense competition in the internet social networking industry and in the music media industry may adversely affect our revenue and profitability.

We operate in a highly competitive environment and we compete for members, visitors and advertisers with numerous well established internet social networking sites, as well as many smaller and/or newer sites. As an online media and gaming company, we compete for consumers and advertisers with other companies, including internet, television and print media companies. In addition to music, there are numerous entertainment products and services available to consumers and, as a result, we also compete with companies that operate in the television, movie and video game industries. If we are unable to differentiate our products and generate sufficient appeal in the marketplace, our ability to achieve our business plan may be adversely affected. The effect of such competition has been to put pressure on profit margins and to involve us in vigorous competition to obtain and retain consumers and advertisers.

As compared to us, many of our competitors have significantly longer operating histories and greater brand recognition as well as, greater financial, management, and other resources.

If we are unable to compete effectively in our market, our revenue and profitability may be adversely affected.

Our success depends on the scope of our intellectual property rights and not infringing the intellectual property rights of others.

Our success depends in part on our ability to:

• obtain copyrights or trademarks or rights to copyrights or trademarks, where necessary, and to maintain their validity and enforceability;

• operate without infringing upon the proprietary rights of others; and

• prevent others from infringing on our proprietary rights.

We will be able to protect our proprietary intellectual property rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable copyrights or trademarks. Our inability to protect our proprietary rights could materially adversely affect our business prospects and profitability. In addition, if litigation were to take place in connection with the enforcement of our intellectual property rights (or to defend third party claims of infringement against us), there can be no assurance that we would prevail.

Legal proceedings could result in substantial costs and diversion of management time and resources and could materially adversely affect our operations and our financial condition.

If a copyright or trademark infringement claim is brought against us for liabilities that are not covered or that exceed our insurance coverage, we could be forced to pay substantial damage awards, which could affect our profitability.

The marketing and webcasting of recorded music and video content, most of which have been created using the input of a number of creative personnel, including musicians, producers, mixers, film directors and others, may result in disputes over ownership of rights. If a dispute arises challenging our ownership or other rights, we may be exposed to copyright and/or trademark claims by third parties. We may not be able to maintain adequate insurance coverage at a commercially reasonable cost or in sufficient amounts or scope to protect us against potential losses.

In the event a copyright and/or trademark claim is brought against us:

• we may be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us; or

• such party could secure injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute or market our products.

If we fail to obtain necessary licenses or other rights to proprietary rights held by third parties, it could preclude the sale, manufacture, distribution or exhibition of our products and could materially adversely affect our revenue and profitability. Defending any copyright and/or trademark claim or claims could require us to expend significant financial and managerial resources, which could have an adverse effect on our business operations and results of operations.

Our ability to increase our revenue will depend on our ability to increase market penetration of our current social networking and music media products and to evolve our product mix.

The social networking industry and the music industry are, by their nature, businesses that rely upon the acceptance of its creative product by the marketplace. Much of our ability to increase revenue will depend on:

• expanding the market penetration of our current offerings to consumers; and

• the successful evolution of our product mix.

While we are constantly evaluating the marketplace and evolving our offerings of content and internet features, we may not be able to anticipate shifting tastes of our customer base and the creative content offered by us may fall out of favor with our consumers. If we are unable to expand the market penetration of our current products or anticipate changes in consumer taste, our revenue could be reduced.

Our network is subject to security and stability risks that could harm our business and reputation and expose us to litigation or liability.

Online and mobile commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely or reliably, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security and stability risks, including:

• our encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or our music content;

• we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our websites or use of our products and services;

• someone could circumvent our security measures and misappropriate our partners’ or our customers’ intellectual property, interrupt our operations, or jeopardize our licensing arrangements, which are contingent on our sustaining appropriate security protections;

• our computer systems could fail and lead to service interruptions;

• we may be unable to scale our infrastructure with increases in customer demand; or

• our network of facilities may be affected by a natural disaster, terrorist attack or other catastrophic events.

The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures.

Loss of Marcus Frasier, our President and Chief Executive Officer, could impair our ability to operate.

If we lose our key employees, such as Marcus Frasier, our President and Chief Executive Officer, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified computer programmers and management personnel. We are highly dependent on our management and the loss of this person’s services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

RISKS RELATED TO OUR COMMON STOCK

Concentrated Ownership. An excess of a majority of our outstanding voting securities are held by less than 10 persons and they can elect all directors who in turn elect all officers, without the votes of any other stockholders.

Idle Media, LLC, owns 68% of our outstanding voting securities and, accordingly, has effective control of us and may have effective control of us for the near and long term future. Marcus Frasier, our President, CEO and sole Director, is the sole membership interest holder, President and a member of the Board of Directors of Idle Media, LLC. Kyle P. Reilly, our Secretary, is the Secretary and a member of the Board of Directors of Idle Media, LLC. Votes of other stockholders can have little effect when we are managed by our Board of Directors and operated through our officers, all of whom can be elected by these persons.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this registration statement. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2011 AS COMPARED TO SEPTEMBER 30, 2010

REVENUES AND GROSS MARGINS

Revenues were $2,313,990 for the year ended September 30, 2011 as compared to $1,438,623 for the year ended September 30, 2010, an increase of $875,367, or 61%. This increase was due to increased advertising sales of $892,002 or 65% offset by a decrease in our gaming sales of $15,349 or 24%. The increase in advertising resulted from an increase in sales to DJ’s and banner advertising and increases in sponsorship of mix tapes. Cost of sales for the years ended September 30, 2011 and 2010 was $840,100 and $442,510, respectively.  The increase of $397,590 or 90% was attributed to an increase in developer expenses of $84,464 or 100% and an increase in server costs of $315,697 or 72% offset by a decrease in merchant fees of $2,571 or 45%.  Gross profit was $1,473,890, or 64%, for the year ended September 30, 2011 and $996,111, or 69% for the year ended September 30, 2010. Gross profit percentage decreased 5% due to increased labor costs in our gaming area.

OPERATING INCOME

Income from operations for the year ended September 30, 2011 was $745,986 as compared to net income for the year ended September 30, 2010 of $872,904, a decrease of $126,918 or 15%. General and administrative costs increased by $548,302 or 445%.  This increase was due to the hiring of a Chief Financial Officer and a Chief Operating Officer, positions that were not filled in 2010, along with other added personnel. Further, depreciation and amortization expense increased $31,919 and research and development costs increased $20,807.

NET INCOME AND NET INCOME PER SHARE

Net income for the year ended September 30, 2011 was $307,613 or $0.01 per share.  Net income for the year ended September 30, 2010 was $910,277 or $0.02 per share. Our net income decreased $602,664 or 66%.

LIQUITY AND CAPITAL RESOURCES

At September 30, 2011, we had cash and cash equivalents of $1,123,895 as compared to $461,404 at September 30, 2010. The increase of $662,491 is due primarily to an increase in cash provided by operations of $710,496 offset by a decrease in cash used in investing activities of $18,237 from the purchase of a website for $15,100 and the purchase of fixed assets for $3,137 and a decrease in cash used in financing activities of $29,767 from member distributions.

FUTURE SOURCES OF LIQUIDITY

We expect our primary source of cash during fiscal year 2012 to be net cash provided by operating activities. We expect that growth in profitable revenues and continued focus on new customers will enable us to continue to generate cash flows from operating activities.

If we do not generate sufficient cash from operations, face unanticipated cash needs or do not otherwise have sufficient cash, we have the ability to reduce certain expenses depending on the level of business operation.

Based on current expectations, we believe that our existing cash of $1,123,896 as of September 30, 2011 and our net cash provided by operating activities and other potential sources of cash will be sufficient to meet our cash requirements. Our ability to meet these requirements will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

OPERATING ACTIVITIES

Net cash provided by operating activities was $710,496 for the fiscal year ended September 30, 2011, as compared to net cash provided by operating activities of $1,215,931 for the fiscal year ended September 30, 2010. The increase of cash during the year ended September 30, 2011 was primarily due to net income of $420,526 and an increase in accrued operating liabilities of $531,966, depreciation adjustments of $35,696 offset by increases in accounts receivable of $37,461, increases in prepaid expenses of $33,000, a decrease in accounts payable of $22,880 and a decrease in deferred revenue of $7,073.

Net cash provided by operating activities was $1,215,931 for the fiscal year ended September 30, 2010. The increase in cash during the year ended September 30, 2010 was due to net income of $569,407 coupled with increases in accrued liabilities of $370,359 and accounts payable of $33,952 and depreciation adjustments of $3,777. These were offset by an increase in accounts receivable of $89,594 and the forgiveness of debt of $4,500.

INVESTING ACTIVITIES

For the fiscal year ended September 30, 2011, net cash used by investing activities was $18,237 due to the purchase of a website for $15,100 and the purchase of fixed assets for $3,137.

For the fiscal year ended September 30, 2010, net cash used by investing activities was $103,222, all due to the purchase of websites.

FINANCING ACTIVITIES

For the fiscal year ended September 30, 2011, net cash used for financing activities was $29,767 due to member distributions of $2,346 and distributions to noncontrolling interests of $27,421.

For the fiscal year ended September 30, 2010, net cash used for financing activities was $733,900 due to member distributions of $168,534 and distributions to noncontrolling interests of $565,469 offset by cash acquired in the reverse merger of $103.

INFLATION

We believe our operations have not been and, in the foreseeable future, will not be materially and adversely affected by inflation or changing prices.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2012 AS COMPARED TO MARCH 31, 2011

REVENUES AND GROSS MARGINS

Revenues were $785,270 for the three months ended March 31, 2012 as compared to $565,369 for the three months ended March 31, 2011, an increase of $219,901 or 39%. This increase was due to increased advertising sales of $172,469 or 31% and the gradual transfer of subscription and gaming operations from the noncontrolling interest to Idle Media, Inc. Cost of sales for the three months ended March 31, 2012 and 2011 was $215,106 and $174,686, respectively.  The increase of $40,420 or 23% was attributed to an increase in developer expenses of $65,127 or 350% and an increase in merchant fees of $7,640 or 100% offset by a decrease in server costs of $32,347 or 21%.  Gross profit was $570,164 or 73% for the three months ended March 31, 2012 and $390,683 or 69% for the three months ended March 31, 2011. Gross profit percentage increased 46% due to increased revenues.

OPERATING INCOME

Net loss from operations for the three months ended March 31, 2012 was $30,506 as compared to net income for the three months ended March 31, 2011 of $151,171. General and administrative costs increased by $440, 986 or 299%.  This increase was due to the hiring of a Chief Financial Officer and a Chief Operating Officer, positions that were not filled in 2011, along with other added personnel. Further, depreciation and amortization expense increased $1,580 offset by a decrease in research and development costs of $4,598.

NET INCOME AND NET INCOME PER SHARE

Net loss for the three months ended March 31, 2012 was $16,495 or $0.00 per share.  Net income for the three months ended March 31, 2011 was $172,845 or $0.00 per share.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2012 AS COMPARED TO MARCH 31, 2011

REVENUES AND GROSS MARGINS

Revenues were $1,710,719 for the six months ended March 31, 2012 as compared to $1,015,555 for the six months ended March 31, 2011, an increase of $695,164 or 68%. This increase was due to increased advertising sales of $599,878 or 59% and the gradual transfer of subscription and gaming operations from the noncontrolling interest to Idle Media, Inc. Cost of sales for the six months ended March 31, 2012 and 2011 was $551,024 and $399,681, respectively.  The increase of $151,343 or 38% was attributed to an increase in developer expenses of $143,991 or 574% and an increase in merchant fees of $13,583 or 100% offset by a decrease in server costs of $6,231 or 2%.  Gross profit was $1,159,695 or 68% for the six months ended March 31, 2012 and $615,874 or 61% for the six months ended March 31, 2011. Gross profit percentage increased 88% due to increased revenues.

OPERATING INCOME

Net income from operations for the six months ended March 31, 2012 was $184,894 as compared to net income for the six months ended March 31, 2011 of $398,128. General and administrative costs increased $757, 712 or 392%.  This increase was due to the hiring of a Chief Financial Officer and a Chief Operating Officer, positions that were not filled in 2011, along with other added personnel. Further, depreciation and amortization expense increased $3,151 offset by a decrease in research and development costs of $3,808.

NET INCOME AND NET INCOME PER SHARE

Net income for the six months ended March 31, 2012 was $153,035 or $0.00 per share.  Net income for the six months ended March 31, 2011 was $267,471 or $0.01 per share.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2012, we had cash and cash equivalents of $954,887 as compared to $1,123,895 at September 30, 2011. The decrease of $169,009 is due primarily to an increase in cash provided by operations of $650 offset by a decrease in cash used in investing activities of $13,446 from the purchase of fixed assets and a decrease from cash used in financing activities of $156,212 from noncontrolling interest distributions.

FUTURE SOURCES OF LIQUIDITY

We expect our primary source of cash during fiscal year 2012 to be net cash provided by operating activities. We expect that growth in profitable revenues and continued focus on new customers will enable us to continue to generate cash flows from operating activities.

If we do not generate sufficient cash from operations, face unanticipated cash needs or do not otherwise have sufficient cash, we have the ability to reduce certain expenses depending on the level of business operation.

Based on current expectations, we believe that our existing cash of $954,887 as of March 31, 2012 and our net cash provided by operating activities and other potential sources of cash will be sufficient to meet our cash requirements. Our ability to meet these requirements will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

OPERATING ACTIVITIES

Net cash provided by operating activities was $650 for the six months ended March 31, 2012, as compared to net cash provided by operating activities of $487,103 for the six months ended March 31, 2011. The decrease of cash during the six months ended March 31, 2012 was primarily due to net income of $120,181 and decreases in accounts receivable of $116,002, depreciation adjustments of $20,659 and income from the non-controlling entity of $31,081 offset by increases in prepaid expenses of $27,000, decreases in accrued expenses of $275,410, and a decrease in accounts payable of $52,251.

Net cash provided by operating activities was $487,103 for the six months ended March 31, 2011. The increase in cash during the six ended March 31, 2011 was due to net income of $261,796 coupled with increases in accrued liabilities of $183,724 and depreciation adjustments of $17,508 and income from the non-controlling entity of 8,490. These were offset by a decrease in accounts receivable of $22,419 and a decrease in accounts payable of $21,879.

INVESTING ACTIVITIES

For the six months ended March 31, 2012, net cash used by investing activities was $13,446 due to the purchase of fixed assets.

For the six months ended March 31, 2011, net cash used by investing activities was $3,138 due to the purchase of fixed assets.

FINANCING ACTIVITIES

For the six months ended March 31, 2012, net cash used for financing activities was $156,212 due to member distributions through our wholly owned subsidiary, Datpiff, LLC of $317 and distributions to noncontrolling interests of $155,841.

For the six months ended March 31, 2011, net cash used for financing activities was $20,178 due to member distributions of $2,346 and distributions to noncontrolling interests of $17,831.

INFLATION

We believe our operations have not been and, in the foreseeable future, will not be materially and adversely affected by inflation or changing prices.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.
ITEM 3.                      PROPERTIES

Our principal office is located at 216 S. Centre Avenue, Leesport, PA 19533. The Company leases the office from Marcus Frasier, Chief Executive Officer and sole Director of the Company for three-thousand dollars ($3,000) per month. There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information, to the best of our knowledge, about the beneficial ownership of our common stock on June 5, 2012 relating to the beneficial ownership of our common stock by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.  The percentage of beneficial ownership before the offering for the following table is based on 58,483,250 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after pursuant to options, warrants, conversion privileges or other rights. The percentage of ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name of Beneficial Owner (1)	Number of Shares	Percent Beneficially Owned
Common	Marcus Frasier, CEO, President & Director(2) 216 S. Centre Avenue Leesport, PA 19533	0	-

Common	Kyle P. Reilly, Secretary(2) 216 S. Centre Avenue Leesport, PA 19533	0	-

Common	Raphael P. Haddock, Chief Operating Officer 216 S. Centre Avenue Leesport, PA 19533	0	-

Common	Craig L. DeFranco, Chief Financial Officer 216 S. Centre Avenue Leesport, PA 19533	0	-

Common	Idle Media, LLC(2) 216 S. Centre Avenue Leesport, PA 19533	40,000,000	68.3%

Common	Bryan Sawarynski, Former President and CEO 4484 S. Cole Court Morrison, CO 80465	6,000,000	10.2%

All Beneficial Owners as a Group		46,000,000	78.6%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Marcus Frasier is the sole stockholder, the President and a member of the Board of Directors of Idle Media, LLC. Kyle Reilly is the Secretary and a member of the Board of Directors of Idle Media, LLC.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position	Term Commencing
Marcus Frasier	28	Chief Executive Officer, President and Director	May 19, 2010
Kyle Reilly	27	Secretary	May 19, 2010
Raphael P. Haddock	43	Chief Operating Officer	September 7, 2011
Craig L. DeFranco	57	Chief Financial Officer	October 15, 2011

Marcus Frasier, Chief Executive Officer, President and a Director:

Since March 2005, Mr. Frasier has been president of Idle Media LLC, our principal stockholder and Datpiff LLC our wholly owned subsidiary corporation, both of which are engaged in the creation and maintenance of websites.

Kyle P. Reilly, Secretary:

Since July 2008, Mr. Reilly has been director of operations and web content manager for Idle Media LLC and Datpiff LLC, both of which are engaged in the business of Internet music.  From April 2007 to November 2007, Mr. Reilly was a small business counselor with Dun & Bradstreet.  From April 2007 to November 2007, Mr. Reilly was district manager for Conseco Health Insurance Co. wherein he developed a complete marketing program and this program also served as a training tool for new hires.  Mr. Reilly was also responsible for a 14% revenue increase for Conseco in the state of Pennsylvania totaling $110,000 of new business in 2007.  From December 2006 to March 2007, Mr. Reilly was manager and director of operations for Sunset Grille located in Allentown, Pennsylvania.  From April 2005 to November 2006, Mr. Reilly was sales manager for Monumental Life Insurance Co., Allentown, Pennsylvania.

Raphael P. Haddock, Chief Operating Officer:

Mr. Haddock brings significant operational expertise due to his experience as an executive. Between 2009 and 2011, Mr. Haddock served as Managing Director of the advisory business of Hudson Square Research, an institutional equity research boutique focused on TMT and the consumer section. Between 2005 and 2009, Mr. Haddock was a partner with Lenox Hill Partners, LLC, a New York based private equity consulting firm, focused on turnarounds, structured debt, and financing.

Craig L. DeFranco, Chief Financial Officer:

Mr. DeFranco brings over 25 years experience, both public and private, in corporate finance, accounting and reporting. Prior to joining Idle Media, from 2008 to 2011, Mr. DeFranco served as Chief Financial Officer of British American Auctions, LLC, a world-wide purveyor of fine art and collectibles. From 1998 to 2008, Mr. DeFranco served as SVP Finance and Corporate Secretary of Edentify, Inc. (EDFY) a leading provider of identity theft solutions throughout the United States. From 1994 to 1998, Mr. DeFranco served as Chief Financial Officer of Across Frontiers, Inc., an international media company based in New York specializing in the development and distribution of educational DVD’s focusing on the cultural nuances of other countries to assist business travelers acclimate themselves to customs and practices while visiting abroad. Prior to that, Mr. De Franco served as Division Controller of HMX Sportswear, a subsidiary of Hartmarx Corp (HMX), a leading sportswear and fine clothing manufacturer of such lines as Hart, Schaffner and Marx fine suits and Jack Nicklaus, Ted Baker, Pringle and Austin Reed sportswear. Mr. DeFranco is a graduate of Villanova University with a B.S. in Accounting and a certificate in Criminal Justice.  DeFranco has also completed course work in executive communication from Penn State University and Six Sigma from Villanova University.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

▪	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

▪
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

▪
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

▪
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

▪
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6.                      EXECUTIVE COMPENSATION.

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Executive Officers, for the last two fiscal years ended September 30, 2011 and 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Marcus Frasier, (1)	2011	259,500	-0-	-0-	-0-	-0-	-0-	-0-	259,500
Chief Executive Officer , President, and Director	2010	150,500	-0-	-0-	-0-	-0-	-0-	-0-	150,500

Kyle P. Reilly, (2)	2011	74,977	-0-	-0-	-0-	-0-	-0-	-0-	74,977
Secretary	2010	58,843	-0-	-0-	-0-	-0-	-0-	-0-	58,843

Raphael P. Haddock,(3)	2011	30,000	-0-	-0-	-0-	-0-	-0-	-0-	30,000
Chief Operating Officer	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Craig L. DeFranco,(4)	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chief Financial Officer	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Frasier was appointed Chief Executive Officer, President, and a Director of the Company on May 19, 2010.
(2)	Mr. Reilly was appointed Secretary of the Company on May 19, 2010.
(3)	Mr. Haddock was appointed Chief Operating Officer on September 7, 2011.
(4)	Mr. DeFranco was appointed Chief Financial Officer on October 15, 2011

Employment Agreements

On January 17, 2012, the Company renewed the Employment Agreement of Mr. Raphael Haddock, wherein Mr. Haddock agreed to continue to serve as the Company’s Chief Operating Officer. The term of the agreement is for one year commencing on January 17, 2012 and will expire on January 17, 2013. We agreed to compensate Mr. Haddock with a base salary of $195,000 for the term of the agreement in bi-weekly increments of $7,500.

Option Grants in Last Fiscal Year

During the years ended September 30, 2011 and 2010, we did not grant any options to our officers and directors.

Director Compensation

As a result of having one board member we do not currently have an established compensation package for board members.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

The Company records rent for their office space that is paid to Marcus Frasier, the President of the Company.  Monthly rent is $3,000.  Subsequently, in May 2012, the Company entered into an Agreement of Sale to purchase the office building from the Company’s President for the appraised value of $170,000. As of June 6, 2012, the sale has not closed. The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the OTCBB does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

ITEM 8.                      LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

ITEM 9.                      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA will approve the inclusion of the common stock.

Inclusion on the OTC:QB permits price quotations for shares to be published by that service. Although the Company intends to submit an application to a market maker for the OTC:QB, it is not anticipated for shares to immediately be traded in the public market. Also, secondary trading of shares may be subject to certain state imposed restrictions. Except for the application, we may submit to a market maker for the OTC:QB, there are no plans, proposals, arrangements, or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that the Company’s shares will be accepted for trading on the OTC:QB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop in the future or, if such a market does develop, that it can be sustained.

Without an active public trading market, a stockholder may not be able to liquidate their shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to the actual financial condition of the Company or results of operations. Factors discussed in this Offering, including the many risks associated with an investment in our securities, may have a significant impact on the market price of the common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, there are no plans to register our securities in any particular state.

Holders of Common Stock

As of June 5, 2012, we had approximately 98 stockholders of record of the 58,483,250 shares outstanding.

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not maintain any equity compensation plans.

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES.

In April 2008, 6,000,000 shares were issued to Bryan Sawarynski, former President and CEO of the Company, in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In September 2008, we completed a Regulation D Rule 506 offering in which we sold 542,750 shares of common stock to 34 investors, at a price per share of $0.10 per share for an aggregate offering price of $54,275. The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §§230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or sale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in September 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

On May 19, 2010, we issued 40,000,000 restricted shares of common stock to Idle Media LLC (IM), a Pennsylvania Limited Liability Company, in consideration of all of the issued and outstanding membership units of Datpiff, LLC, a Pennsylvania Limited Liability Company. The shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were sold directly by us and did not involve a public offering or general solicitation. The offering was not underwritten and no commissions or finders’ fees were paid. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to the sale of the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

During the year ended September 30, 2011 and through the present, we have not sold unregistered securities.

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

The Company’s Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 58,483,250 shares were outstanding as of the date of this Registration. Common stock holders are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights. Common stock holders are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution, or winding up of the Company, the common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management.  The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock.  For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.  Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.
(a)	Financial Statements:

The financial statements listed in the "Index to Consolidated Financial Statements" at page 38 are filed as part of this report.

(b)	Exhibit Index:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit Description
3(i)(a)*	Articles of Incorporation dated April 25, 2008
3(i)(b)*	Amended Articles of Incorporation dated February 23, 2010
3(ii)(a)*	Bylaws
4*	Instruments defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws
10.1*	Stock Exchange Agreement and Plan of Reorganization with Idle Media LLC, dated March 18, 2010
10.2*	Employment Agreement of Raphael Haddock, COO – dated January 17, 2012
23.1*	Consent of De Joya Griffith & Company, LLC – dated June 8, 2012
*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDLE MEDIA, INC.

By:  /S/ Marcus Frasier
       Marcus Frasier, President and Chief Executive Officer

Date: June 13, 2012

By:  /S/ Craig L. DeFranco
       Craig L. DeFranco, Chief Financial Officer

Date: June 13, 2012

IDLE MEDIA, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGES

IDLE MEDIA, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2011 AND 2010	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2011	F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2011	F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2011	F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6 – F-17

IDLE MEDIA, INC. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:

CONSOLIDATED BALANCE SHEETS AT MARCH 31, 2012 AND SEPTEMBER 30, 2011	F-18

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012 AND 2011	F-19

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED MARCH 31, 2012 AND 2011	F-20

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS	F-21 – F- 28

De Joya Griffith & Company, LLC
Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders
Idle Media, Inc.

We have audited the accompanying consolidated balance sheets of Idle Media, Inc. and subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for the years then ended. Management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Idle Media, Inc. and subsidiaries as of September 30, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
June 1, 2012

2580 Anthem Village Drive, Henderson, NV  89052
Telephone (702) 563-1600  ●  Facsimile (702) 920-8049

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Audited)

	September 30,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$1,123,895	$461,404
Accounts receivable	249,871	212,407
Prepaid expenses	33,000	-
Deferred tax asset	67,029	6,907
Total current assets	1,473,795	680,718

Fixed assets, net	2,352	-
Intangible assets, net	79,885	99,695

Total assets	$1,556,032	$780,413

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$85,738	$108,617
Deferred revenue	15,108	22,182
Accrued expenses and other current liabilities	907,009	379,283
Total current liabilities	1,007,855	510,082
Total liabilities	1,007,855	510,082

Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares
authorized, 58,483,250 shares issued and outstanding at
September 30, 2011 and September 30, 2010, respectively	58,483	58,483
Additional paid-in capital	-	-
Retained earnings	938,299	455,754
Total Idle Media, Inc. stockholders' equity	996,782	514,237
Noncontrolling interests	(448,605)	(243,906)
Total equity	548,177	270,331
Total liabilities and equity	$1,556,032	$780,413

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited)

	Years Ended September 30,
	2011	2010
Revenues:
Advertising and sponsorship revenue	$2,265,315	$1,373,313
Subscriptions and gaming revenue	48,190	63,539
Other revenue	485	1,771
Total revenue	2,313,990	1,438,623

Cost of sales	840,100	442,510
Gross profit	1,473,890	996,113

Operating expenses:
Selling, general and administrative	671,401	123,099
Depreciation and amortization	35,696	3,777
Research and development	20,807	-
Gain on forgiveness of accounts payable	-	(4,500)
Impairment of computer equipment	-	833
Total operating expenses	727,904	123,209
Net income before provision for income taxes	745,986	872,904
Provision for income taxes	(261,095)	(305,516)
Net income	484,891	567,388
Net income (loss) attributable to noncontrolling interests	(177,278)	342,889
Net income attributable to Idle Media, Inc.	$307,613	$910,277
Basic income per common share:	$0.01	$0.02
Weighted average shares of common stock outstanding - basic and diluted	58,483,250	46,785,632

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(Audited)

	Preferred Stock		Common Stock		Additional paid-in	Retained	Noncontrolling	Total
	Shares	Amount	Shares	Amount	capital	Earnings	Interests	Equity
Balance - September 30, 2009	-	$-	40,000,000	$40,000	$-	$107,198	$(21,326)	$125,872

Distributions				-	-	(168,534)	(565,469)	$(734,003)
		-
Settlement of related party advance		-		-	-	(17,223)	-	$(17,223)

Reverse acquisition and recapitalization		-	18,483,250	18,483	-	(33,075)	-	(14,592)
								$-
Net income		-		-	-	567,388	342,889	$910,277

Balance - September 30, 2010	-	-	58,483,250	58,483	-	455,754	(243,906)	270,331

Distributions		-		-	-	(2,346)	(27,421)	$(29,767)

Net income (loss)		-		-	-	484,891	(177,278)	$307,613

Balance - September 30, 2011	-	$-	58,483,250	$58,483	$-	$938,299	$(448,605)	$548,177

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

	Years Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$484,891	$567,388
Adjustments to reconcile net income to net
cash provided by operating activities:
Net income (loss) attributable to noncontrolling interests	(177,278)	342,889
Depreciation and amortization	35,696	3,777
Impairment of computer equipment	-	833
Gain on forgiveness of accounts payable	-	(4,500)
Changes in operating assets and liabilities:
Accounts receivable	(37,464)	(89,594)
Prepaid expenses	(33,000)	-
Deferred tax asset	(60,122)	(6,907)
Accounts payable	(22,879)	33,952
Deferred revenue	(7,074)	(11,192)
Accrued expenses and other current liabilities	527,726	379,285
Net cash provided by operating activities	710,496	1,215,931

Cash flows from investing activities:
Purchase of intangible assets	(15,100)	(103,222)
Purchase of fixed assets	(3,138)	-
Net cash used in investing activities	(18,238)	(103,222)

Cash flows from financing activities:
Cash acquired at merger	-	103
Member distributions	(2,346)	(168,534)
Distributions to noncontrolling interests	(27,421)	(565,469)
Net cash used in financing activities	(29,767)	(733,900)
Net increase in cash and cash equivalents	662,491	378,809
Cash and cash equivalents beginning of period	461,404	82,595
Cash and cash equivalents at end of period	$1,123,895	$461,404

Supplemental disclosure of cash flow information:
Cash payments for interest	$-	$-
Cash payments for income taxes	$-	$-

Non-cash investing and financing activities:
Related party account payable forgiven	$-	$17,223
Acquisition of security deposit at reverse acquisition	$-	$500
Acquisition of assets at reverse acquisition	$-	$833
Acquisition of accounts payable at reverse acquisition	$-	$(33,251)
Reverse acquisition and recapitalization effect on common stock	$-	$(18,483)
Reverse acquisition and recapitalization effect on retained earnings	$-	$33,075

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
The Company was incorporated under the laws of the State of Nevada on April 25, 2008 as National Golf Emporium, Inc. (“NGLF”). The Company was organized to create an online retail golf equipment store focusing on golf equipment and related items. Activities during the development stage include developing the business plan and raising capital.

On February 23, 2010, the Company amended its articles of incorporation and changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, Idle Media, Inc. entered into a Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC to acquire 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC in consideration for the issuance of 40,000,000 restricted shares of common stock of Idle Media, Inc. (“Exchange”). Closing of the Exchange Agreement was contingent upon Datpiff, LLC supplying audited financial statements of Datpiff, LLC, as required by Regulation S-X of the Securities Exchange Act of 1934, among other terms and conditions specified in the Stock Exchange Agreement.

In connection with the Stock Exchange Agreement, Bryan Sawarynski, the Principal NGLF Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding common stock of NGLF, agreed to cancel his ownership of 63,000,000 common shares of NGLF (“Cancellation”). Subsequent to the Cancellation, Mr. Sawarynski will hold 6,000,000 shares of common stock of NGLF.

On May 19, 2010, the transactions were completed and resulted in a change in control of NGLF, with Idle Media, LLC owning 40,000,000 shares of common stock of NGLF, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation. Also, Marcus Frasier and Kyle Reilly were elected directors of NGLF and appointed as its executive officers. As a result of the Exchange Agreement, (i) DP became a wholly-owned subsidiary of NGLF and (ii) NGLF succeeded to the business of DP as its sole business. Accordingly, on February 23, 2010, NGLF amended its articles of incorporation in the State of Nevada to change its name from “National Golf Emporium, Inc.” to “Idle Media, Inc.”

For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. Idle Media, Inc. changed its business direction and now develops and manages a website of free mixtapes for consumers to download music from new and upcoming artists.

Principles of Consolidation
The consolidated financial statements include the accounts of Idle Media, Inc. (Nevada corporation), and its wholly-owned subsidiary Datpiff, LLC (Pennsylvania limited liability company) and Idle Media, LLC which was treated as a Variable Interest Entity (VIE) because the Company is the primary beneficiary. All significant inter-company balances and transactions have been eliminated. Idle Media, Inc., Idle Media, LLC, and Datpiff, LLC will be collectively referred herein to as the “Company”.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The consolidated financial statements include the accounts of the Company and Idle Media LLC, its variable interest entity ("VIE") in which the Company is the primary beneficiary. Effective October 1, 2009, the Company adopted the accounting standards for non-controlling interests and reclassified the equity attributable to its noncontrolling interests as a component of equity in the accompanying consolidated balance sheets.

Restatement

Upon completion of the Company’s 2011 financial statements, accounting errors were discovered that required the restatement of amounts previously reported. Additionally, during 2010, it was determined that Idle Media LLC as a VIE should have been consolidated because the Company was the primary beneficiary.  The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 did not include the balance sheet accounts, member transactions, or results of operations of Idle Media LLC.

The following is a summary of the impact of these restatements on the Company’s Consolidated Balance Sheet at September 30, 2010:

September 30, 2010
	As previously	Error
	reported	correction		As restated
Cash	$381,494	$33,262	(a)	$461,404
		$46,648	(b)
Accounts receivable	$266,087	$(2,082)	(a)	$212,407
		$(51,598)	(c)
Deferred tax asset	$-	$6,907	(f)	$6,907
Total current assets	$647,581	$31,180	(a)	$680,718
		$46,648	(b)
		$(51,598)	(c)
		$6,907	(f)

Accounts payable	$72,248	$54,400	(c)	$108,617
		$(18,031)	(d)
Deferred revenue	$10,224	$11,958	(e)	$22,182
Accrued expenses and other current liabilities	$185,765	$30,860	(a)	$379,283
		$126,658	(f)
		$36,000	(g)
Total current liabilities	$268,237	$30,860	(a)	$510,082
		$54,400	(c)
		$(18,031)	(d)
		$11,958	(e)
		$126,658	(f)
		$36,000	(g)

Additional paid-in capital	$6,000	$(6,000)	(h)	$-
Notes receivable- related party	$(222,045)	$222,045	(i)	$-
Retained earnings	$636,601	$(1,710)	(h)	$455,754
		$(179,137)	(j)
Non-controlling interest	$-	$(243,906)	(a)	$(243,906)
Total stockholders' equity	$479,039	$(243,906)	(a)	$270,331
		$(7,710)	(h)
		$222,045	(i)
		$(179,137)	(j)

(a)	To correct certain errors discovered upon completion of the Company's 2011 financial statements, primarily consisting of the addition of accounts attributable to Idle Media, LLC.

(b)	To include additional cash accounts held by Idle Media, Inc.

(c)	To correct errors consisting of incorrect cut off related to Datpiff, LLC.

(d)	To correct errors consisting of incorrect cut off related to Idle Media, Inc.

(e)	To recognize additional deferred revenue attributable to Idle Media, LLC.

(f)	Amount related to income taxes provisions related to Idle Media, Inc.

(g)	To recognize accrued rent due from Idle Media, Inc.

(h)	To correct errors within the equity accounts attributable to member contributions and draws related to Datpiff, LLC.

(j)	To reflect notes receivable due to Idle Media, LLC. as and intercompany transaction that was eliminated upon consolidation of Idle Media, LLC.

(j)	Changes in net income attributed to error corrections related to Idle Media, Inc, Datpiff, LLC, and Idle Media, LLC.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Income Statements for the fiscal years ended September 30, 2010:

	Year ended September 30, 2010
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$1,361,984	$9,760	(a)	$1,373,313
		$1,569	(b)
Other revenue	$-	$1,771	(c)	$1,771
Total revenue	$1,425,523	$9,760	(a)	$1,438,623
		$1,569	(b)
		$1,771	(c)

Cost of sales	$-	$58,014	(a)	$442,512
		$384,498	(d)

Selling, general and administrative	$113,237	$(2,041)	(a)	$123,097
		$1,771	(c)
		$14,740	(e)
		$(4,610)	(f)
Depreciation and amortization	$-	$3,777	(f)	$3,777
Impairment of asset	$-	$(833)	(f)	$(833)
Total operating expenses	$493,235	$(2,041)	(a)	$123,207
		$(384,498)	(d)
		$1,771	(c)
		$14,740	(e)

Net income before provision for income taxes	$932,288	$(46,213)	(a)	$872,904
		$1,569	(b)
		$(14,740)	(e)
Provision for income taxes	$(185,765)	$(119,751)	(g)	$(305,516)

Net income before non-controlling interest	$746,523	$(46,213)	(a)	$567,388
		$1,569	(b)
		$(14,740)	(e)
		$(119,751)	(g)
Net income attributed to non-controlling interest	$-	$342,889	(h)	$342,889

Net income	$746,523	$(46,213)	(a)	$910,277
		$1,569	(b)
		$(14,740)	(e)
		$(119,751)	(g)
		$342,889	(h)
Basic and diluted income per common share:	$0.02			$0.02
Weighted average shares of common stock outstanding- basic and diluted	46,836,271	$(50,639)	(i)	46,785,632

(a)	To correct certain errors discovered upon completion of the Company's 2011 financial statements, primarily consisting of incorrect cut off attributable to Datpiff, LLC.

(b)	To reclassify from other revenue to advertising revenue.

(c)	To reclassify revenue from foreign currency transactions that originally decreased general and administrative costs.

(d)	To reclassify cost of sales previously reported as operating costs.

(e)	To correct errors attributed to improper cut off related to Idle Media, Inc.

(f)	To reclassify depreciation, amortization of intangibles, and impairment of computer equipment from general and administrative to separate operating accounts.

(g)	To correct temporary difference errors used to calculate original income tax provision.

(h)	To recognize those revenues and expenses attributable to Idle Media, LLC.

(i)	To correct errors attributed to improper calculation related to Idle Media, Inc. common stock.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Statements of Stockholders’ Equity for the fiscal years ended September 30, 2010 and 2009:

	As previously	Error
	reported	correction		As restated
Balance September 30, 2009 - Retained earnings	$107,199	$(1)	(b)	$107,198
Balance September 30, 2009 - Non-controlling interest	$-	$(21,326)	(a)	$(21,326)
Balance September 30, 2009 - Total Equity	$147,199	$(21,326)	(a)	$125,872
		$(1)	(b)
Distributions - 2010	$(166,824)	$(1,710)	(c)	$(168,534)
Non-controlling interest distributions - 2010	$-	$(565,469)	(a)	$(565,469)
Donated capital - 2010	$6,000	$(6,000)	(d)	$-
Settlement of related party advance - 2010	$(17,222)	$(1)	(b)	$(17,223)
Notes receivable due from related party - 2010	$(222,045)	$222,045	(e)	$-
Net income - 2010	$746,523	$(46,213)	(f)	$567,388
		$1,569	(g)
		$(14,740)	(h)
		$(119,751)	(i)
Non-controlling interest net income - 2010	$-	$342,889	(a)	$342,889
Balance September 30, 2010 - Additional paid-in capital	$6,000	$(6,000)	(d)	$-
Balance September 30, 2010 - Notes receivable related party	$(222,045)	$222,045	(e)	$-
Balance September 30, 2010 - Retained earnings	$636,601	$(2)	(b)	$455,754
		$(1,710)	(c)
		$(46,213)	(f)
		$1,569	(g)
		$(14,740)	(h)
		$(119,751)	(i)
Balance September 30, 2010 - Non-controlling interest	$-	$(243,906)	(a)	$(243,906)
Balance September 30, 2010 - Total Equity	$479,039	$(243,906)	(a)	$270,331
		$(2)	(b)
		$(1,710)	(c)
		$(6,000)	(d)
		$222,045	(e)
		$(46,213)	(f)
		$1,569	(g)
		$(14,740)	(h)
		$(119,751)	(i)

(a)	To correct certain errors discovered upon completion of the Company's 2011 financial statements, primarily to include the activities of Idle Media LLC.

(b)	Rounding difference.

(c)	To properly record a member distribution originally recorded as an expense.

(d) Expense reclassified from member contribution.

(e)	To reflect notes receivable due to Idle Media, LLC. as and intercompany transaction that was eliminated during consolidation.

(f)	To correct errors attributed to improper cut off related to Datpiff, LLC.

(g)	To reallocate sales returns from Datpiff, LLC to Idle Media, LLC.

(h)	To correct errors attributed to improper cut off related to Idle Media, Inc.

(i)	To correct temporary difference errors used to calculate original income tax provision.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Statements of Cash Flows for the fiscal years ended September 30, 2010:

Year ended September 30, 2010
	As previously	Error
	reported	correction		As restated
Net income	$746,523	$(46,213)	(a)	$569,407
		$1,569	(b)
		$(14,740)	(c)
		$(117,732)	(d)

Net income attributable to non-controlling interests	$-	$342,889	(e)	$342,889
Accounts receivable	$(145,666)	$2,081	(a)	$(89,594)
		$53,991	(c)
Accounts payable	$14,429	$37,554	(a)	$33,952
		$(18,031)	(c)
Deferred revenue	$(4,123)	$(7,069)	(f)	$(11,192)
Accrued expenses and other current liabilities	$185,765	$30,860	(e)	$370,359
		$117,734	(d)
		$36,000	(g)
Net cash provided by operating activities	$797,038	$(6,577)	(a)	$1,215,931
		$1,569	(b)
		$21,221	(c)
		$373,749	(e)
		$(7,069)	(f)
		$36,000	(g)
$-
Payments for notes receivable-related party	$(222,045)	$222,045	(h)	$-
Purchase of intangible assets	$(103,472)	$250	(e)	$(103,222)
Net cash used in investing activities	$(325,517)	$250	(e)	$(103,222)
		$222,045	(h)

Member distributions	$(166,824)	$(1,710)	(i)	$(168,534)
Distributions to VIE	$-	$(565,469)	(e)	$(565,469)
Donated capital	$6,000	$(6,000)	(j)	$-
Net cash used in financing activities	$(160,721)	$(1,710)	(i)	$(733,900)
		$(565,469)	(e)
		$(6,000)	(j)

Net increase in cash	$310,800	$(6,577)	(a)	$378,809
		$1,569	(b)
		$21,221	(c)
		$(191,470)	(e)
		$(7,069)	(f)
		$36,000	(g)
		$222,045	(h)
		$(1,710)	(i)
		$(6,000)	(j)

(a)	To correct certain errors discovered upon completion of the Company's 2011 financial statements, primarily consisting of incorrect cut off attributable to Datpiff, LLC.

(b)	To reclassify from other revenue to advertising revenue.

(c)	To correct errors attributed to improper cut off related to Idle Media, Inc.

(d)	To correct temporary difference errors used to calculate original income tax provision.

(e)	To recognize those activities attributable to Idle Media, LLC.

(f)	To recognize additional deferred revenue attributable to Idle Media, LLC.

(g)	To recognize accrued rent due from Idle Media, Inc.

(h)	To reflect notes receivable due to Idle Media, LLC. as and intercompany transaction that was eliminated during consolidation.

(i)	To properly record a member distribution originally recorded as an expense.

(j) Expense reclassified from member contribution.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Variable Interest Entity
Effective January 1, 2009, the Consolidation Topic, ASC 810-10-45-16, revised the accounting treatment for noncontrolling minority interests of partially-owned subsidiaries.  Noncontrolling interests represents the allocation of earnings to the VIE owners who are not at risk for the majority of losses of the VIE, which have been accounted for by using the consolidation method of accounting.

The accounts of Idle Media, LLC have been consolidated with the accounts of the Company because the Company is the primary beneficiary of Idle Media, LLC,  a variable interest entity, with respect to Datpiff, LLC, which is a wholly-owned subsidiary of the Company.   The management of operations of Idle Media, LLC is carried out by Company personnel and operating expenses are shared between Datpiff LLC, and Idle Media LLC.  The carrying amount and classification of Idle Media, LLC’s assets and liabilities included in the Consolidated Balance Sheets are as follows:

	September 30, 2011	September 30, 2010
Total current assets	$(6,663)	$31,181
Total assets	$(6,663)	$31,181
Total current liabilities	$26,234	$53,042
Total liabilities	$26,234	$53,042

Cash and Cash Equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Accounts receivable
The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $0 and $0 as of September 30, 2011 and 2010, respectively.

Intangible assets

The Company capitalizes the costs related to the purchase of software to be used for operations. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The Company reviews the carrying value of intangible assets for impairment whenever events and circumstances indicate that the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment there was no impairment as September 30, 2011 or 2010.
	September 30, 2011	September 30, 2010
Software	$118,572	$103,472
Less: accumulated amortization	(38,687)	(3,777)
Intangible assets, net	$79,885	$99,695

Amortization expense charged to operations was $34,910 and $3,777 for the years ended September 30, 2011 and 2010, respectively.

Fair value of financial instruments
The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue, approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 820.

Revenue recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided; (3) the collection of our fees is reasonably assured; and (4) the amount of fees to be paid is fixed or determinable.  For online sales, the products or services are considered delivered at the time the products or services are made available, digitally, to the end user.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

We generate revenues through music download subscriptions available on our website, sales of virtual currency within our online gaming platforms, and the sale of advertising on the Company’s websites.

Music Subscriptions and Online Game

We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual currency to obtain virtual goods to enhance their game-playing experience. Players can pay for our virtual currency using credits or other payment methods such as credit cards or PayPal. Payments received from our on-line customers are non-refundable.  Revenue from sales of virtual currency is recognized at the time the product is made available, digitally, to the end user.

Our music subscriptions are paid in advance, typically for monthly, quarterly or annual duration. Subscription revenue is recognized ratably over the related subscription time period.

We estimate chargebacks from third-party payment processors to account for potential future chargebacks based on historical data and record such amounts as a reduction of revenue.

Advertising

We have contractual relationships with agencies, advertising brokers and certain advertisers for advertisements within our games. We recognize advertising revenue for branded virtual goods and sponsorships, engagement advertisements and offers, mobile advertisements and other advertisements as advertisements are delivered to customers as long as evidence of the arrangement exists (executed contract), the price is fixed or determinable, and we have assessed collectability as reasonably assured. Price is determined to be fixed or determinable when there is a fixed price in the applicable evidence of the arrangement, which may include a master contract, insertion order, or a third party statement of activity. For branded virtual goods and sponsorships, we determine the delivery criteria has been met based on delivery information from our internal systems. For engagement advertisements and offers, mobile advertisements, and other advertisements, delivery occurs when the advertisement has been displayed or the offer has been completed by the customer, as evidenced by third party verification reports supporting the number of advertisements displayed or offers completed.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

Earnings per share
The Company follows ASC Topic 260. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. As of September 30, 2011 and 2010, the Company did not have any common stock equivalents.

Concentrations
For the years ended September 30, 2011 and 2010, two customers accounted for approximately 48% of sales and five customers accounted for approximately 75% of the sales, respectively.  As of September 30, 2011 and 2010, four customers accounted for 76% of the accounts receivable balance and four customers accounted for 80% of the accounts receivable balance, respectively.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of September 30, 2010, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. The Company has recognized $261,095 and $305,516 as income tax expense for the periods ended September 30, 2011 and 2010 respectively.

Recent pronouncements

In December 2011, The FASB issued Accounting Standards Update 2011-11, "Disclosures about Offsetting Assets and Liabilities." This update requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of this update includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and lending arrangements. The Company is required to adopt this update retrospectively for periods beginning after January 1, 2013. The adoption of this accounting standard update will become effective for the reporting period beginning January 1, 2013. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

NOTE 2 – DEFERRED REVENUE

As of September 30, 2011 and September 30, 2010, the Company had deferred revenue of $15,109 and $22,182, respectively. Deferred revenue is mainly related to subscription revenue which is recognized by the Company over the life of the subscription.

NOTE 3 – FIXED ASSETS, NET

Fixed assets, net, consisted of the following:

	September 30, 2011	September 30, 2010
Computer equipment	$3,138	$-
Less: accumulated deprecation	(786)	-
Property, plant and equipment, net	$2,352	$-

Depreciation expense charged to operations was $786 and $- for the years ended September 30, 2011 and 2010, respectively.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 4 – ACCRUED EXPENSES AND OTHER CURRENT LIAIBILITIES

Accrued expenses and other liabilities consisted of the following:

	September 30, 2011	September 30, 2010
Rent payable	$51,000	$36,000
Accrued payroll	222,370	30,860
Tax payable	633,639	312,423
Accrued expenses and other current liabilities	$907,009	$379,283

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of its $0.001 par value preferred stock.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock.

On May 19, 2010, Idle Media, Inc. completed its Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC and acquired 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC and issued 40,000,000 restricted shares of common stock of the Company to Idle Media, LLC. In connection with the Stock Exchange Agreement, a principal shareholder cancelled 63,000,000 of his 69,000,000 shares upon the close of the transaction. The transaction resulted in a change of control and management of Datpiff, LLC became the management of the Company. For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. (See Note 1)

As of September 30, 2011, there have been no other issuances of preferred and/or common stock.
As of September 30, 2011, member distributions from Idle Media, Inc. were $2,346.  As of September 30, 2010, member distributions were $168,534.

As of September 30, 2011, member distributions from Idle Media, LLC were $27,421.  As of September 30, 2010, member distributions were $565,469.

NOTE 6 – WARRANTS AND OPTIONS

As of September 30, 2011 and September 30, 2010, there were no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 7 – AGREEMENTS

In November 2011, the Company entered into a service agreement with a vendor for a period of one year which automatically renews for additional one year periods. The agreement can be terminated by either party within 30 – 60 days prior to the anniversary of the date of the agreement. The minimum monthly payment is $3,475. The minimum monthly payments do not include overage charges if the monthly volume is in excess of the specified amounts. The future minimum payments for the next twelve months are $41,700.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

In May 2011, the Company entered into a service agreement with a vendor for a period of one year which automatically renews for additional one year periods. The agreement can be terminated by either party if notice is provided more than 30 days prior to the anniversary of the date of the agreement. The minimum monthly payment is $6,800. The minimum monthly payments do not include overage charges if the monthly volume is in excess of the specified amounts.

In May 2011, the Company entered into a service agreement with a vendor for a period of one year. Vendor will make a payment to the Company equal to a total of $650 per day and various other fees (depending on the site) during the time of an advertisement campaign. .

During the year ended September 30, 2010 the Company has disputed billings totaling $54,307 from the vendor for lack of service. During April 2010, the Company replaced this vendor with a different vendor that provides similar services. As of September 30, 2010, the Company recorded only $12,017 of these disputed bills to accounts payable because they feel it is probable that they will be able to settle this with the vendor at a minimum amount.

NOTE 8 – RELATED PARTY TRANSACTIONS

During the year ended September 30, 2011, the Company recorded rent for their office space that was paid to the President of the Company.  Monthly rent is $3,000.  Rent expense of $36,000 was recorded for both September 30, 2011 and 2010, respectively.  Subsequently, in May of 2012 the Company entered into an Agreement of Sale to purchase the office building from the President of the Company for the appraised value of $170,000. As of June 6, 2012, the sale has not closed.  The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

NOTE 9 – INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, at September 30, 2011 and 2010, the Company determined that a valuation allowance is not needed to reduce deferred tax assets as the Company will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  The total deferred tax liability, net of tax asset is $328,124 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating income adjusted for the following items:

For the period ended September 30,	2011	2010
Book income for the year	$745,986	$872,904
Adjustments:
Non-deductible accrued payroll	191,510	19,734
Taxable income for the year	937,496	892,638
Estimated effective tax rate	35%	35%
Deferred tax liability, net of tax asset(s)	$328,124	$312,423

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The components of the deferred tax assets and liabilities consist of the following:

For the period ended December 31,	2011	2010
Deferred tax asset	$67,029	$6,907
Valuation allowance	-	-
Current taxes payable, net of tax asset	(328,124)	(312,423)
Income tax expense	$(261,095)	$(305,516)

As of September 30, 2011, the Company does not have a federal net operating loss carryforward.

NOTE 10 – SUBSEQUENT EVENTS

On April 23, 2012, the Company purchased from Idle Media, LLC website assets, valued at $-, for a cash payment of $50,000.

In May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President and CEO Marcus Frasier for the appraised value of $170,000. As of June 6, 2012, the sale has not closed.  The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

	March 31,	September 30,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$954,887	$1,123,895
Accounts receivable	133,869	249,871
Prepaid expenses	60,000	33,000
Deferred tax asset	45	67,029
Total current assets	1,148,801	1,473,795

Fixed assets, net	14,901	2,352
Intangible assets, net	60,123	79,885

Total assets	$1,223,825	$1,556,032

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$33,487	$85,738
Deferred revenue	15,512	15,108
Accrued expenses and other current liabilities	631,599	907,009
Total current liabilities	680,598	1,007,855

Total liabilities	680,598	1,007,855

Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares
authorized, 56,939,537 shares issued and outstanding at
September 30, 2011 and March 31, 2012, respectively	58,483	58,483
Additional paid-in capital	-	-
Retained earnings	1,058,109	938,299
Total Idle Media, Inc. stockholders' equity	1,116,592	996,782
Noncontrolling interests	(573,365)	(448,605)
Total equity	543,227	548,177

Total liabilities and equity	$1,223,825	$1,556,032

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

	Three months ended		Six months ended
	March 31,		March 31,
	2012	2011	2012	2011
Revenues:
Advertising and sponsorship revenue	$737,838	$565,369	$1,615,433	$1,015,555
Subscription and gaming revenue	47,192	-	90,905	-
Other revenue	240	-	4,381	-
Total revenue	785,270	565,369	1,710,719	1,015,555

Cost of sales	215,106	174,686	551,024	399,681
Gross Profit	570,164	390,683	1,159,695	615,874

Operating expenses:
Selling, general and administrative	588,256	147,270	950,826	193,114
Depreciation and amortization	10,420	8,840	20,659	17,508
Research and development	2,039	6,637	3,316	7,124
Total operating expenses	600,715	162,747	974,801	217,746
Net income before provision for income taxes	(30,551)	227,936	184,894	398,128
Provision for income taxes	45	(76,765)	(64,713)	(136,332)
Net income (loss)	(30,506)	151,171	120,181	261,796
Net income attributed to non-controlling interests	14,011	21,674	31,081	8,490
Net income (loss) attributed to Idle Media, Inc.	$(16,495)	$172,845	$151,262	$270,286
Basic and diluted income (loss) per common share:	$(0.00)	$0.00	$0.00	$0.01
Weighted average shares of common stock outstanding - basic and diluted	58,483,250	40,000,000	58,483,250	40,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

	Six Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$120,181	$261,796
Adjustments to reconcile net income to net
cash provided by operating activities:
Income attributed to noncontrolling interests	31,081	8,490
Depreciation and amortization	20,659	17,508
Changes in operating assets and liabilities:
Accounts receivable	116,002	30,738
Prepaid expenses	(27,000)	(9,000)
Deferred tax asset	66,984	6,907
Accounts payable	(52,251)	(21,879)
Deferred revenue	404	8,819
Accrued expenses and other current liabilities	(275,410)	183,724
Net cash provided by operating activities	650	487,103

Cash flows from investing activities:
Purchase of fixed assets	(13,446)	(3,138)
Net cash used in investing activities	(13,446)	(3,138)

Cash flows from financing activities:
Net distributions	(371)	(2,346)
Distributions to noncontrolling interests	(155,841)	(17,831)
Net cash used in financing activities	(156,212)	(20,177)
Net increase (decrease) in cash and cash equivalents	(169,008)	463,788
Cash and cash equivalents beginning of period	1,123,895	461,404
Cash and cash equivalents at end of period	$954,887	$925,192

Supplemental disclosure of cash flow information:
Cash payments for interest	$-	$-
Cash payments for income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The condensed consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed interim financial statements be read in conjunction with the financial statements of the Company for the year ended September 30, 2011 and notes thereto included in this Form 10. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim period are not indicative of annual results.

Organization
The Company was incorporated under the laws of the State of Nevada on April 25, 2008 as National Golf Emporium, Inc. (“NGLF”). The Company was organized to create an online retail golf equipment store focusing on golf equipment and related items. Activities during the development stage include developing the business plan and raising capital.

On February 23, 2010, the Company amended its articles of incorporation and changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, Idle Media, Inc. entered into a Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC to acquire 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC in consideration for the issuance of 40,000,000 restricted shares of common stock of Idle Media, Inc. (“Exchange”). Closing of the Exchange Agreement was contingent upon Datpiff, LLC supplying audited financial statements of Datpiff, LLC, as required by Regulation S-X of the Securities Exchange Act of 1934, among other terms and conditions specified in the Stock Exchange Agreement.

In connection with the Stock Exchange Agreement, Bryan Sawarynski, the Principal NGLF Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding common stock of NGLF, agreed to cancel his ownership of 63,000,000 common shares of NGLF (“Cancellation”). Subsequent to the Cancellation, Mr. Sawarynski will hold 6,000,000 shares of common stock of NGLF.

On May 19, 2010, the transactions were completed and resulted in a change in control of NGLF, with Idle Media, LLC owning 40,000,000 shares of common stock of NGLF, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation. Also, Marcus Frasier and Kyle Reilly were elected directors of NGLF and appointed as its executive officers. As a result of the Exchange Agreement, (i) DP became a wholly-owned subsidiary of NGLF and (ii) NGLF succeeded to the business of DP as its sole business. Accordingly, on February 23, 2010, NGLF amended its articles of incorporation in the State of Nevada to change its name from “National Golf Emporium, Inc.” to “Idle Media, Inc.”

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. Idle Media, Inc. changed its business direction and now develops and manages a website of free mixtapes for consumers to download music from new and upcoming artists.

Principles of Consolidation
The consolidated financial statements include the accounts of Idle Media, Inc. (Nevada corporation), and its wholly-owned subsidiary Datpiff, LLC (Pennsylvania limited liability company) and Idle Media, LLC which was treated as a Variable Interest Entity (VIE) because the Company is the primary beneficiary. All significant inter-company balances and transactions have been eliminated. Idle Media, Inc., Idle Media, LLC, and Datpiff, LLC will be collectively referred herein to as the “Company”.

The consolidated financial statements include the accounts of the Company and Idle Media LLC, its variable interest entity ("VIE") in which the Company is the primary beneficiary. Effective October 1, 2009, the Company adopted the accounting standards for noncontrolling interests and reclassified the equity attributable to its noncontrolling interests as a component of equity in the accompanying consolidated balance sheets.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Revenue recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided; (3) the collection of our fees is reasonably assured; and (4) the amount of fees to be paid is fixed or determinable.  For online sales, the products or services are considered delivered at the time the products or services are made available, digitally, to the end user.

We generate revenues through music download subscriptions available on our website, sales of virtual currency within our online gaming platforms, and the sale of advertising on the Company’s websites.

Music Subscriptions and Online Game

We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual currency to obtain virtual goods to enhance their game-playing experience. Players can pay for our virtual currency using credits or other payment methods such as credit cards or PayPal. Payments received from our on-line customers are non-refundable.  Revenue from sales of virtual currency is recognized at the time the product is made available, digitally, to the end user.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Our music subscriptions are paid in advance, typically for monthly, quarterly or annual duration. Subscription revenue is recognized ratably over the related subscription time period.

We estimate chargebacks from third-party payment processors to account for potential future chargebacks based on historical data and record such amounts as a reduction of revenue.

Advertising

We have contractual relationships with agencies, advertising brokers and certain advertisers for advertisements within our games. We recognize advertising revenue for branded virtual goods and sponsorships, engagement advertisements and offers, mobile advertisements and other advertisements as advertisements are delivered to customers as long as evidence of the arrangement exists (executed contract), the price is fixed or determinable, and we have assessed collectability as reasonably assured. Price is determined to be fixed or determinable when there is a fixed price in the applicable evidence of the arrangement, which may include a master contract, insertion order, or a third party statement of activity. For branded virtual goods and sponsorships, we determine the delivery criteria has been met based on delivery information from our internal systems. For engagement advertisements and offers, mobile advertisements, and other advertisements, delivery occurs when the advertisement has been displayed or the offer has been completed by the customer, as evidenced by third party verification reports supporting the number of advertisements displayed or offers completed.

Variable Interest Entity
Effective January 1, 2009, the Consolidation Topic, ASC 810-10-45-16, revised the accounting treatment for noncontrolling minority interests of partially-owned subsidiaries.  Noncontrolling interests represents the allocation of earnings to the VIE owners who are not at risk for the majority of losses of the VIE, which have been accounted for by using the consolidation method of accounting.

The accounts of Idle Media, LLC have been consolidated with the accounts of the Company because the Company are the primary beneficiary of Idle Media, LLC a variable interest entity with respect to Datpiff, LLC, which is a wholly-owned subsidiary of the Company.   The management of operations of Idle Media, LLC is carried out by Company personnel and operating expenses are shared between Datpiff LLC, and Idle Media LLC.  The carrying amount and classification of Idle Media, LLC’s assets and liabilities included in the Consolidated Balance Sheets are as follows:

	March 31, 2012	September 30, 2011
Total current assets	$7,157	$(6,663)
Total assets	$7,157	$(6,663)
Total current liabilities	$-	$26,234
Total liabilities	$-	$26,234

Cash and Cash Equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Accounts receivable
The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $0 and $0 as of March 31, 2012 and 2011, respectively.

Intangible assets

The Company capitalizes the costs related to the purchase of software to be used for operations. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes.

The Company reviews the carrying value of intangible assets for impairment whenever events and circumstances indicate that the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment there was no impairment as March 31, 2012.

	March 31, 2012	September 30, 2011
Software	$118,572	$118,572
Less: accumulated amortization	(58,449)	(38,687)
Intangible assets, net	$60,123	$79,885

Amortization expense charged to operations was $19,762 and $17,245 for the periods ended March 31, 2012 and 2011, respectively.

Fair value of financial instruments
The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue, approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 820.

Earnings per share
The Company follows ASC Topic 260. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. As of September 30, 2011 and 2010, the Company did not have any common stock equivalents.

Recent pronouncements

In December 2011, The FASB issued Accounting Standards Update 2011-11, "Disclosures about Offsetting Assets and Liabilities." This update requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of this update includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and lending arrangements. The Company is required to adopt this update retrospectively for periods beginning after January 1, 2013. The adoption of this accounting standard update will become effective for the reporting period beginning January 1, 2013. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

NOTE 2 – DEFERRED REVENUE

As of March 31, 2012 and 2011, the Company had deferred revenue of $15,512 and $31,001, respectively. Deferred revenue is mainly related to subscription revenue which is recognized by the Company over the life of the subscription.

NOTE 3 – FIXED ASSETS, NET

Fixed assets, net, consisted of the following:

	March 31, 2012	September 30, 2011
Computer equipment	$16,584	$3,138
Less: accumulated deprecation	(1,683)	(786)
Property, plant and equipment, net	$14,901	$2,352

Depreciation expense charged to operations was $897 and $263 for the periods ended March 31, 2012 and 2011, respectively.

NOTE 4 – ACCRUED EXPENSES AND OTHER CURRENT LIAIBILITIES

Accrued expenses and other liabilities consisted of the following:

	March 31, 2012	September 30, 2011
Rent payable	$-	$51,000
Accrued payroll expenses	230	222,370
Tax payable	631,369	633,639
Accrued expenses and other current liabilities	$631,599	$907,009

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of its $0.001 par value preferred stock.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

As of March 31, 2012, there have been no other issuances of preferred and/or common stock.

As of March 31, 2012, member distributions from Idle Media, Inc. were $371.  As of March 31, 2011, member distributions were $2,346.

As of March 31, 2012, member distributions from Idle Media, LLC were $155,841.  As of March 31, 2011, member distributions were $17,832.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the period ended March 31, 2012, the Company recorded rent for their office space that was paid to the President of the Company.  Monthly rent is $3,000.  Rent expense recorded as of March 31, 2012 and 2011 was $15,000 and $18,000, respectively.  Subsequently, in May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President of the Company for the appraised value of $170,000. As of June 6, 2012, the sale has not closed.  The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

NOTE 7 – INCOME TAX

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, at March 31, 2012, the Company determined that a valuation allowance is not needed to reduce deferred tax assets as the Company will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  The total deferred tax liability, net of tax asset is $64,758 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating income adjusted for the following items:

	March 31,	September 30,
For the periods ended	2012	2011
Book income for the period	$184,892	$745,986
Adjustments:
Non-deductible accrued payroll	130	191,510
Taxable income for the year	185,022	937,496
Estimated effective tax rate	35%	35%
Deferred tax liability, net of tax asset(s)	$64,758	$328,124

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

The components of the deferred tax assets and liabilities consist of the following:

For the period ended December 31,	2011	2010
Deferred tax asset	$45	$67,029
Valuation allowance	-	-
Current taxes payable, net of tax asset	(64,758)	(328,124)
Income tax expense	$(64,713)	$(261,095)

As of March 31, 2012, the Company does not have a federal net operating loss carryforward.

NOTE 8 – SUBSEQUENT EVENTS

On April 23, 2012, the Company purchased from Idle Media, LLC website assets, valued at $-, for a cash payment of $50,000.

In May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President and CEO Marcus Frasier for the appraised value of $170,000. As of June 6, 2012, the sale has not closed.  The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.